Exhibit 16

                     THE GLOBAL GOVERNMENT PLUS FUND, INC.

                                    EXHIBIT
                               YIELD CALCULATION

                                 AS OF 6/30/95

                  YIELD = 2 * [([(a - b)/(c * d)] + 1)^6 - 1]

                    a = dividends & interest earned during the period

                    b = expenses accrued for the period

                    c = average daily number of shares o/s during the
                        period entitled to receive dividends

                    d = maximum offering price per share

                  Base period = 30 days


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                                 a = $2,001,541

                                 b =   $316,529

                                 c = 45,642,508

                                 d =      $7.59

                             YIELD =      5.91%